CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY BRACKETS [****], HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.17

Execution Version

SERIES D PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE AND WARRANT PURCHASE AGREEMENT (together with all schedules and exhibits attached hereto, this “Agreement”) is made and entered into on February 4, 2022 (the “Effective Date”), by and among:

1.	Pony AI Inc., an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2.	Pony.AI, Inc., a company incorporated under the Laws of the State of Delaware, the United States (the “U.S. Company”),

3.	Hongkong Pony AI Limited (香港小馬智行有限公司), a company incorporated under the Laws of Hong Kong (the “HK Company”),

4.	Beijing Pony Huixing Technology Co., Ltd. (北京小马慧行科技有限公司), a limited liability company incorporated under the Laws of the PRC (the “Beijing WFOE”),

5.	Beijing Pony AI Technology Co., Ltd. ( 北京小马智行科技有限公司), a limited liability company incorporated under the Laws of the PRC (the “Beijing Company”),

6.	Guangzhou Pony Huixing Technology Co., Ltd. (广州小马慧行科技有限公司), a limited liability company incorporated under the Laws of the PRC (the “Guangzhou WFOE”),

7.	Shenzhen Pony Yixing Technology Co., Ltd. (深圳小马易行科技有限公司), a limited liability company incorporated under the Laws of the PRC (the “Shenzhen WFOE”),

8.	Guangzhou Pony AI Technology Co., Ltd. (广州小马智行科技有限公司), a limited liability company incorporated under the Laws of the PRC (the “Guangzhou Company”),

9.	Beijing Pony Yixing Technology Co., Ltd. (北京小马易行科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Beijing Yixing”),

10.	Jiangsu Heimai Data Technology Co., Ltd. (江苏黑麦数据科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Jiangsu Heimai”),

11.	Guangzhou Bibi Technology Co., Ltd. (广州哔哔出行科技服务有限公司) a limited liability company incorporated under the Laws of the PRC (“Guangzhou Bibi”),

12.	Shanghai Pony Yixing Technology Co., Ltd. ( 小马易行科技( 上海) 有限公司), a limited liability company incorporated under the Laws of the PRC (“Shanghai Yixing”),

13.	Guangzhou Pony Yixing Technology Co., Ltd. ( 广州小马易行科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Guangzhou Yixing”),

1	Share Purchase Agreement

14.	Beijing Pony Zhika Technology Co., Ltd. (北京小马智卡科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Beijing Zhika”),

15.	Beijing Pony Ruixing Technology Co., Ltd. (北京小马睿行科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Beijing Ruixing”),

16.	Guangzhou Pony Zhika Technology Co., Ltd. ( 广州小马智卡科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Guangzhou Zhika”),

17.	Guangzhou Pony Zhihui Logistics Technology Co., Ltd. (广州小马智慧物流科技有限 公 司 ), a limited liability company incorporated under the Laws of the PRC (“Guangzhou Zhihui”),

18.	each individual listed on Schedule A hereto (each, a “Principal,” and collectively, the “Principals”),

19.	each entity listed on Schedule A attached hereto (each, a “Principal Holding Company,” and collectively, the “Principal Holding Companies”), and

20.	each Person listed on Schedule B hereto (each, together with its successors, transferees and permitted assigns, an “Investor,” and collectively, the “Investors”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

B.	China-UAE has agreed to purchase from the Company, and the Company has agreed to sell to China-UAE certain Series D Preferred Shares of the Company on the terms and conditions set forth in the China-UAE SPA dated December 23, 2021, by and among, among others, the Company and China-UAE. Pursuant to the China-UAE SPA, the Company may enter into one or more additional purchase agreements with one or more additional investors pursuant to which such investors shall agree to purchase from the Company, and the Company shall agree to sell or issue to such investors certain additional Series D Preferred Shares or certain Series D Warrants subject to the terms and conditions thereof.

C.	Each Investor wishes to, severally and not jointly, invest in the Company by subscribing for such number of Series D Preferred Shares and certain Series D Warrants to be issued by the Company to such Investor at the Closing pursuant to the terms and subject to the conditions of this Agreement.

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

2	Share and Warrant Purchase Agreement

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1            Certain Defined Terms. The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before or made by any mediator, arbitrator, other tribunal or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (a) any direct or indirect shareholder of such Investor, (b) any of such shareholder’s or such Investor’s general partners or limited partners, (c) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (d) trusts Controlled by or for the benefit of any such Person referred to in (a), (b) or (c), and (e) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor or any of its Affiliates, but excludes, for the avoidance of doubt, any portfolio companies of such Investor and portfolio companies of any affiliated investment fund or investment vehicle of such Investor. For the avoidance of doubt, unless the context requires otherwise, Affiliates of a Group Company shall not include any Investor and vice versa.      For avoidance of doubt, Carlyle USD Entity and Carlyle RMB Entity shall be deemed an Affiliate of each other.

“Ancillary Agreements” means, collectively, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement, each as defined herein.

“Associate” means, with respect to any Person, (a) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (c) any relative or spouse of such Person, or any relative of such spouse.

3	Share and Warrant Purchase Agreement

“Beijing Control Documents”means the agreements entered into from time to time that provide to the Beijing WFOE exclusive contractual control over the Beijing Company and its Subsidiaries and allow the Company to consolidate 100% of the financial statements of the Beijing Company and its Subsidiaries with those of the Company for financial reporting purposes under IFRS or the Accounting Standards, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (a) an Exclusive Business Cooperation Agreement (《独家业务合作协议》) entered into by and among the Beijing WFOE, the Beijing Company and the HK Company as of June 1, 2020, (b) an Exclusive Call Option Agreement 《( 独家购买权合同》) entered into by and among the Beijing WFOE, the Beijing Company, the HK Company and the equity holders of the Beijing Company, as of June 1, 2020 (c) Power of Attorney (《授权委托书》) executed and issued by Suping Xu ( 许素萍), Hengyu Li ( 李衡宇), Jun Zhou ( 周筠) and Tiancheng Lou (楼天城) as of June 1, 2020, by Haojun Wang (王皓俊) as of February 26, 2021, and by Fengheng Tang (唐丰珩) as of July 22, 2021, as the equity holders of the Beijing Company to the Beijing WFOE, (d) an Equity Pledge Contract (《股权质押合同》) entered into by and among the Beijing WFOE, the Beijing Company, the HK Company and the equity holders of the Beijing Company as of June 1, 2020, and (e) the Commitment Letters（《承诺函》）executed and issued by the spouse of each applicable equity holders of the Beijing Company as of December 27, 2017.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means the development of artificial intelligence solutions for autonomous driving.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, British Virgin Islands, the United States, Hong Kong, Toronto, the United Arab Emirates or the PRC.

“Carlyle” means, collectively, Carlyle USD Entity and Carlyle RMB Entity.

“Carlyle RMB Entity” means 海南凯贝信投资合伙企业（有限合伙） and its Affiliates, successors and permitted assigns.

“Carlyle USD Entity” means Evodia Investments and its Affiliates, successors and permitted assigns.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, shareholders agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

4	Share and Warrant Purchase Agreement

“China Company Registration Authority” means (a) the State Administration for Industry and Commerce of China or the State Administration for Market Regulation as the successor of the foregoing, as the case may be, or (b) its competent local counterparts.

“China-UAE” means China-UAE Investment Cooperation Fund, L.P. and its successors, transferees and permitted assigns.

“China-UAE Closing” means the “Closing” as defined in the China-UAE SPA.

“China-UAE SPA” means the Series D Preferred Share Purchase Agreement entered into by and among the Company, China-UAE and certain other parties dated December 23, 2021.

“China-UAE Warrant” means the Warrant to Purchase Shares to be entered into by and between China-UAE and the Company as of the China-UAE Closing.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round-Trip Investment via Overseas Special Purpose Companies (《关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by the SAFE on July 4, 2014, as amended from time to time, and any implementation or successor rule or regulation under the PRC Laws.

“Class A Ordinary Shares” means the Company’s class A ordinary shares, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Class B Ordinary Shares” means the Company’s class B ordinary shares, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles, the ownership of which shall be limited to Jun Peng and Tiancheng Lou.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by or exclusively licensed to any Group Company.

“Company Registered IP” means all patents, trademarks, software registrations, domain names and any other registrable Intellectual Property owned by or held in the name of, and for which applications or registrations have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, qualification, designation certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority or any other applicable Person.

5	Share and Warrant Purchase Agreement

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, or other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means, collectively, the Beijing Control Documents and the Guangzhou Control Documents.

“Conversion Shares” means the Class A Ordinary Shares issuable upon conversion of the Preferred Shares (including without limitation the Purchased Shares and the Series D Preferred Shares issued upon the exercise of the Series D Warrants).

“RMB Loan Agreement” means the loan agreement to be entered into by and among the Company, the relevant Investor and Beijing Yixing substantially in the form attached hereto as Exhibit H, pursuant to which such Investor will provide a loan in an amount equal to the Purchase Price of such Investor to Beijing Yixing.

“Domestic Companies” means, collectively, Beijing Company, Guangzhou Company, Jiangsu Heimai and Guangzhou Bibi.

“Equity Securities” means, with respect to any Person that is a legal entity, (a) any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person; (b) any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person; (c) any security convertible into, exchangeable or exercisable for, or any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire, subscribe for or purchase any of the Equity Securities referred to in (a) and (b); or (d) any Contract providing for the acquisition of any of the foregoing, either directly or indirectly.

“Escrow Agreement” means the escrow agreement to be entered into on or prior to the Closing of the Carlyle RMB Entity by and among the Carlyle RMB Entity, the Beijing WFOE and the escrow bank in respect of the escrow arrangement of the loan granted by the Carlyle RMB Entity to the Beijing WFOE.

“FCPA” means Foreign Corrupt Practices Act of the United States, as amended from time to time.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

6	Share and Warrant Purchase Agreement

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means, collectively, the Company, the U.S. Company, the HK Company, the Domestic Companies, the Beijing WFOE, the Guangzhou WFOE, the Shenzhen WFOE, Beijing Yixing, Shanghai Yixing, Guangzhou Yixing, Beijing Zhika, Beijing Ruixing, Guangzhou Zhika, Guangzhou Zhihui, together with each Subsidiary of any of the foregoing, and “Group Company” refers to any of the Group Companies.

“Guangzhou Control Documents”means the agreements entered into from time to time that provide to the Guangzhou WFOE exclusive contractual control over the Guangzhou Company and its Subsidiaries and allow the Company to consolidate 100% of the financial statements of the Guangzhou Company and its Subsidiaries with those of the Company for financial reporting purposes under IFRS or the Accounting Standards, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (a) an Exclusive Business Cooperation Agreement ( 《独家业务合作协议》) by and among the Guangzhou WFOE, the Guangzhou Company and the HK Company as of June 1, 2020, (b) an Exclusive Call Option Agreement (《独家购买权合同》) by and among the Guangzhou WFOE, the Guangzhou Company, the HK Company and the equity holders of the Guangzhou Company as of September 14, 2020, (c) Power of Attorney (《授权委托书》) by the equity holders of the Guangzhou Company to the Guangzhou WFOE as of September 14, 2020, (d) an Equity Pledge Contract (《股权质押合同》) by and among the Guangzhou WFOE, the Guangzhou Company, the HK Company and the equity holders of the Guangzhou Company as of September 14, 2020, and (e) the Commitment Letters（《承诺函》）executed and issued by the spouse of each applicable equity holders of the Guangzhou Company as of September 14, 2020, respectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations that are capitalized (including capitalized lease obligations), (g) all obligations under banker’s acceptance, letter of credit or similar facilities, (h) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (i) all obligations in respect of any interest rate swap, hedge or cap agreement, and (j) all guarantees issued in respect of the Indebtedness referred to in clauses (a) through (i) above of any other Person, but only to the extent of the Indebtedness guaranteed.

7	Share and Warrant Purchase Agreement

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature or Taxes imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification, in each case with sufficient supporting records in writing.

“Indemnitee(s)” means the Investors and their respective Affiliates, officers, directors, employees, agents, successors and assigns.

“Intellectual Property” or “IP” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (d) URLs, web sites, web pages and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (g) the goodwill symbolized or represented by the foregoing.

“Joinder Agreements” means the SHA Joinder Agreement and the ROFR Joinder Agreement duly executed by any Investor the Closing of which occurs after the China-UAE Closing.

“Key Employees” means the individuals listed on Schedule F hereto, which includes all employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, any other managers reporting directly to any Group Company’s Board of Directors, president or chief executive officer, and any other employee with the title of “vice president” or higher, or with responsibilities similar to any of the foregoing, and any key technical personnel and any employee with access to proprietary technology of a Group Company.

8	Share and Warrant Purchase Agreement

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect”means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have individually or together with other events, occurrences, facts, conditions, changes or developments a material adverse effect on the business, employees, operations, results of operations, condition or affairs (financially or otherwise), properties, assets or liabilities of the Group taken as a whole, (b) material impairment of the ability of any Party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto and thereto (other than the Investors).

“Memorandum and Articles” means the Seventh Amended and Restated Memorandum of Association of the Company and the Seventh Amended and Restated Articles of Association of the Company attached together hereto as Exhibit A, to be adopted in accordance with applicable Laws on or before the China-UAE Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the Laws of the PRC.

“OEM” means any original equipment manufacturer of vehicles.

“OFAC” means the office of Foreign Assets Control of the United States Department of Treasury.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the SAFE on August 8, 2006, as amended from time to time.

9	Share and Warrant Purchase Agreement

“Ordinary Shares” means the Class A Ordinary Shares and/or the Class B Ordinary Shares.

“Outbound Investment Approvals” means necessary filings and/or registrations, with respect to the transaction contemplated under the Transaction Documents regarding an applicable Investor, with the competent local branch of the Ministry of Commerce of the PRC and the competent branch of the National Development and Reform Commission of the PRC, as well as necessary filing and/or registration with the competent branch of the SAFE (or a bank competent to accept or effect such filing and/or registration under the Laws of the PRC).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements; and (b) Liens incurred in the ordinary course of business, which (i) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (ii) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series B+ Preferred Shares, the Series B2 Preferred Shares, the Series C Preferred Shares, the Series C+ Preferred Shares and the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants).

“Prohibited Person” means any Person that is (a) in or a national, domicile or resident of any United States embargoed or restricted country or region, presently, Crimea, Cuba, Iran, North Korea, Syria and Venezuela (a “Sanctioned Jurisdiction”), (b) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entity List or Unverified List; the United States Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, the Annex to Executive Order No. 13224 or any other list of sanctioned Persons maintained by OFAC or the United States Department of State; or any sanctions list administered by the United Kingdom, Canada, the European Union, or the United Nations; or the United States Department of State’s Debarred List, or (c) any other Person with whom business transactions or dealings, including exports and re-exports, are restricted by a United States Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules and any Person that is owned or Controlled by any one or more Persons described in clause (a) or (b) above.

10	Share and Warrant Purchase Agreement

“Public Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any political party or party official or candidate for political office; (iii) any political candidate; executive, employee or officer of a public international organization (iv) a Politically Exposed person (PEP) as defined by the Financial Action Task Force (FATF), Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; (v) any director, officer or employee or agent of a wholly owned or partially state-owned or Controlled enterprise, including a PRC state-owned or Controlled enterprise or (vi) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, and (h) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“Right of First Refusal & Co-Sale Agreement” means the Sixth Amended and Restated Right of First Refusal & Co-Sale Agreement to be entered into by and among the parties named therein on or prior to the China-UAE Closing, which shall be in substantially the form and substance attached hereto as Exhibit C.

“ROFR Joinder Agreement” means the joinder agreement to the Right of First Refusal & Co-Sale Agreement, in substantially the form and substance attached hereto as Exhibit F, to be executed by the relevant Investor whose Closing occurs after the China-UAE Closing.

“SAFE” means the State Administration of Foreign Exchange of the PRC or, with respect to any reporting, filing or registration to be accepted or effected by or with the State Administration of Foreign Exchange, any of its branches which is competent to accept or effect such reporting, filing or registration under the Laws of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means, collectively, the Series A Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

11	Share and Warrant Purchase Agreement

“Series B Preferred Shares” means, collectively, the Series B Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B+ Preferred Shares” means, collectively, the Series B+ Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B2 Preferred Shares” means, collectively, the Series B2 Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Preferred Shares” means, collectively, the Series C Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C+ Preferred Shares” means, collectively, the Series C+ Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Preferred Shares” means, collectively, the Series D Preferred Shares of the Company, par value US$0.0005 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Warrants” means the Warrants issued by the Company to each relevant Investor listed in Part II of Schedule C attached hereto respectively as of the Closing with respect to the subscription of certain number of Series D Preferred Shares substantially in the form attached hereto as Exhibit D.

“Shareholders Agreement” means the Sixth Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the China-UAE Closing, which shall be in substantially the form and substance attached hereto as Exhibit B.

“SHA Joinder Agreement” means the joinder agreement to the Shareholders Agreement, in substantially the form and substance attached hereto as Exhibit E, to be executed by the relevant Investor whose Closing occurs after the China-UAE Closing.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

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“Statement Date” means September 30, 2021.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. For the avoidance of doubt, a branch of any Group Company shall be deemed a Subsidiary of such Group Company.

“Tax” or “Taxation” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, duties or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), sales and use, transfer, excise, capital gains, environmental, filing, recording, Social Insurance (including pension, medical, unemployment, housing, and other Social Insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, duties or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) above, and (iii) any form of transferee or successor liability imposed by any Governmental Authority, by contract or otherwise in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar liabilities as described in clauses (i), (ii) and (iii) above.

“Tax Return” means any return, declaration, form, election, report, filing, claim for refund or information return or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means with respect to an Investor, this Agreement, the RMB Loan Agreement (if applicable), the Escrow Agreement (if applicable), the Series D Warrant (if applicable), the Ancillary Agreements, the Memorandum and Articles, the Joinder Agreements (if applicable), the exhibits attached to any of the foregoing and any other document, each of such agreements and documents as contemplated by, and/or annexed and exhibited to any of the foregoing, and each of the other agreements and documents entered into and executed concurrently or around the date hereof by the parties thereto (or any of them) or otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.K. Bribery Act” means the U.K. Bribery Act 2010, as amended from time to time.

“U.S. Treasury Regulations” means the Tax regulations issued by the United States Internal Revenue Service.

“US,” “U.S.” or “United States” means the United States of America.

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“United States Person” means United States person as defined in Section 7701(a)(30) of the Code.

“Warrant Shares” means the Series D Preferred Shares that each relevant Investor may subscribe for pursuant to its exercise of the relevant Series D Warrant from time to time in accordance with the terms thereof.

1.2            Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Anti-Corruption Laws	Section 8.4
Arbitration Notice	Section 12.3.1
Beijing Company	Preamble
Beijing WFOE	Preamble
Beijing Yixing	Preamble
Beijing Zhika	Preamble
CFIUS	Section 3.25
Closing	Section 2.3.1
Company	Preamble
Company IP	Section 3.21.1
Compliance Laws	Section 3.18.1
Data Security Laws	Section 3.9.1
Disclosure Schedule	Section 3
Dispute	Section 12.3.1
EAR	Section 3.18.5
Effective Date	Preamble
ESOP	Section 3.2.1
Financial Statements	Section 3.14
Guangzhou Bibi	Preamble
Guangzhou Company	Preamble
Guangzhou WFOE	Preamble
Guangzhou Yixing	Preamble
Guangzhou Zhihui	Preamble
Guangzhou Zhika	Preamble
HK Company	Preamble
HKIAC	Section 12.3.2
HKIAC Rules	Section 12.3.2
International Trade Laws	Section 3.18.5
Investor/Investors	Preamble
ITAR	Section 3.18.5
Jiangsu Heimai	Preamble
Lease	Section 3.19.2
Licenses	Section 3.21.5
Mapping Service Provider	Section 3.17.2
Material Contracts	Section 3.17.2
Non-transferrable Items	Section 3.3.3
Money Laundering Laws	Section 3.18.11
Party/Parties	Preamble
Principal/Principals	Preamble

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Principal Holding Company/Principal Holding Companies	Preamble
Proceeds	Section 2.3.4
Purchase Price	Section 2.1
Purchased Shares	Section 2.1
Representatives	Section 3.18.1
Required Governmental Consents	Section 3.8.2
Sanctions	Section 3.18.5
SEC	Section 5.3
Security Holder	Section 3.8.4
Shenzhen WFOE	Preamble
U.S. Company	Preamble

2.	Purchase and Sale of Shares and Warrants.

2.1  Sale and Issuance of the Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Investor, as listed in Part I of Schedule C attached hereto, agrees to, severally and not jointly, subscribe for and purchase, and the Company agrees to issue and sell to such Investor, that number of Series D Preferred Shares set forth opposite such Investor’s name in Part I of Schedule C attached hereto (the “Purchased Shares”), for such amount of consideration as set forth opposite such Investor’s name in Part I of Schedule C attached hereto (the “Purchase Price”). The Purchase Price payable by the Investors reflects a per share purchase price of US$25.0446 for each Series D Preferred Share.

2.2  Sale and Issuance of the Series D Warrants. Subject to the terms and conditions of this Agreement, at the Closing, each Investor, as listed in Part II of Schedule C attached hereto, agrees to, severally and not jointly, subscribe for and purchase, and the Company agrees to issue and sell to such Investor certain Series D Warrant to purchase certain number of newly issued Series D Preferred Shares set forth opposite such Investor’s name in Part II of Schedule C attached hereto in accordance with the terms of the Series D Warrants at the Purchase Price as set forth opposite such Investor’s name in Part II of Schedule C attached hereto.

2.3	Closing.

2.3.1  Closing. The consummation of the sale and issuance of the Purchased Shares to each relevant Investor listed in Part I of Schedule C attached hereto pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures on the fifteenth (15th) Business Day after all closing conditions specified in Section 6 and Section 7 hereof have been satisfied or otherwise waived by such Investor or the Company (as applicable), or at such other time and place as the Company and such Investor shall mutually agree in writing. At the Closing, the Company shall issue the duly executed Series D Warrants to each relevant Investor listed in Part II of Schedule C attached hereto pursuant to Section 2.2 and such issuance constitutes the Closing for such Investor.

2.3.2  Deliveries by the Company at the Closing. At the Closing of an Investor, subject to the satisfaction or waiver of all the conditions set forth in Section 7 below, in addition to any items the delivery of which is made an express condition to such Investor’s obligations at the applicable Closing pursuant to Section 6, the Company shall deliver to each Investor, as applicable, (a) with respect to such Investor listed in Part I of Schedule C attached hereto only, a scanned copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to such Investor of the Purchased Shares being purchased by such Investor at the Closing pursuant to Section 2.1, (b) with respect to such Investor listed in Part I of Schedule C attached hereto only, a scanned copy of the duly executed share certificate or certificates issued in the name of the Investor representing the Purchased Shares purchased by such Investor, certified as true by a director or the registered agent of the Company (the original of which shall be delivered to such Investor within fifteen (15) days after the Closing), (c) with respect to such Investor listed in Part II of Schedule C attached hereto only, the duly executed Series D Warrant applicable to such Investor, and (d) a copy of the Memorandum and Articles certified by the registered agent of the Company via email confirmation that it is the same copy which will be duly filed with the Registrar of Companies of the Cayman Islands. .

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2.3.3  Deliveries by the Investors at the Closing. At the applicable Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6 below, each Investor listed in Part I of Schedule C attached hereto shall, severally and not jointly, by wire transfer, remit immediately available funds in U.S. dollars in an amount equal to its Purchase Price to an account designated by the Company in the form of transfer instructions delivered to such Investor at least five (5) Business Days prior to the applicable Closing. For the avoidance of doubt, each Investor listed in Part II of Schedule C attached hereto shall grant the loan to the Subsidiary of the Company pursuant to the RMB Loan Agreement of such Investor.

2.3.4  Use of Proceeds. Subject to the terms of this Agreement, the Company shall use the proceeds from the issuance and sale of the Purchased Shares and the Series D Warrants (the “Proceeds”) for purpose of business expansion, capital expenditures and general working capital needs of the Group Companies in accordance with the budgets and business plans of the Company duly approved in accordance with the Shareholders Agreement and the Memorandum and Articles. The Group Companies shall use the Proceeds without violating any applicable PRC Law, including without limitation SAFE Rules and Regulations. The Company shall provide the necessary information relating to the use of Proceeds as reasonably requested by the Investors to facilitate their requisite tax reporting obligations.

3.             Representations and Warranties of the Group Companies. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Group Companies to each Investor as of the date hereof (the “Disclosure Schedule”), attached as Schedule D hereto, each of the Group Companies, jointly and severally, represents and warrants to each Investor that each of the statements contained in this Section 3 is true, accurate and complete as of the date of this Agreement, and that each of such statements shall be true, accurate and complete on and as of the date of the applicable Closing, with the same effect as if made on and as of the date of the applicable Closing. “To the Group Companies’ Knowledge” or words of similar effect shall mean the actual knowledge of the Principals and the Key Employees, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

3.1  Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the China Company Registration Authority or other relevant Governmental Authorities (a true, complete and most up-to-date copy of which has been delivered to the Investors), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

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3.2	Capitalization and Voting Rights.

3.2.1  Company. Assuming the issuance of the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants) at a Purchase Price of US$500,000,000 in the aggregate, with a per share purchase price of US$25.0446, the fully-diluted capitalization table of the Company prior to and immediately after the Closing is set forth in Schedule E hereto. Assuming the issuance of the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants) at a Purchase Price of US$500,000,000 in the aggregate, with a per share purchase price of US$25.0446, the authorized share capital of the Company immediately prior to the Closing shall be US$300,000.00 divided into (a) a total of 307,505,707 authorized Class A Ordinary Shares, 10,635,221 of which are issued and outstanding, and 56,230,176 of which have been reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the employee and advisor equity incentive plan of the Company (the “ESOP”), (b) a total of 81,088,770 authorized Class B Ordinary Shares, all of which are issued and outstanding, (c) a total of 34,717,760 authorized Series A Preferred Shares, all of which are issued and outstanding, (d) a total of 44,758,365 authorized Series B Preferred Shares, all of which are issued and outstanding, (e) a total of 27,428,047 authorized Series B+ Preferred Shares, all of which are issued and outstanding, (f) a total of 10,478,885 authorized Series B2 Preferred Shares, all of which are issued and outstanding, (g) a total of 57,896,414 authorized Series C Preferred Shares, all of which are issued and outstanding, (h) a total of 16,161,668 authorized Series C+ Preferred Shares, 16,161,021 of which are issued and outstanding, and (i) a total of 19,964,384 authorized Series D Preferred Shares (including the Series D Preferred Shares issuable under the Series D Warrants), none of which are issued and outstanding immediately prior to the Closing (assuming no Series D Preferred Shares have been issued immediately prior to the Closing).

3.2.2  Group Companies and Principal Holding Companies. Section 3.2.2 of the Disclosure Schedule sets forth the capitalization table of each Group Company and Principal Holding Company as of immediately prior to the Closing, and immediately after the Closing (for the capitalization table of the Company, assuming the issuance of the Series D Preferred Shares (including the Series D Preferred Shares issuable upon the exercise of the Series D Warrants) at a Purchase Price of US$500,000,000 in the aggregate, with a per share purchase price of US$25.0446), in each case reflecting all then outstanding and authorized Equity Securities of such Group Company or Principal Holding Company, and the record and beneficial holders thereof. Each Group Company and Principal Holding Company is the sole record and beneficial holder of the Equity Securities as set forth opposite its name on Section 3.2.2 of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Laws.

3.2.3  No Other Securities. Except for (a) the conversion privileges of the Preferred Shares, (b) certain rights provided in the China-UAE SPA, the Memorandum and Articles, the Shareholders Agreement, the Right of First Refusal & Co-Sale Agreement and the China-UAE Warrant from and after the China-UAE Closing, (c) currently outstanding options to purchase Ordinary Shares granted to employees and other service providers pursuant to the ESOP, and (d) the outstanding Equity Securities set forth in Section 3.2.3 of the Disclosure Schedule, (x) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company, (y) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (z) except as contemplated under the Transaction Documents, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement (from and after the Closing), the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting trusts, proxies or similar agreements or understandings which relate to the voting or transfer of share capital or registered capital of any Group Company.

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3.2.4  Issuance and Status. All presently outstanding Equity Securities of each Group Company and Principal Holding Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All Equity Securities, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and non-assessable, and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Transaction Documents and applicable Laws). Except as contemplated under the Transaction Documents in the case of (a), (d) and (e), there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company, (b) resolutions pending to cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (c) dividends which have accrued or been declared but are unpaid by any Group Company, or (d) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (e) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

3.2.5  Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2.2 of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under the Control Documents.

3.3	Corporate Structure; Subsidiaries.

3.3.1  The Company does not presently have any Subsidiaries, other than those listed in Section 3.3.1 of the Disclosure Schedule. Section 3.3.1 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization, and security holders of each Subsidiary. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Securities, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company or Principal Holding Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Principal Holding Companies were formed solely to acquire and hold the equity interests in the Company. The Company was formed solely to acquire and hold the equity interests in the HK Company and the U.S. Company. The HK Company was formed solely to acquire and hold the equity interests in the Guangzhou WFOE, the Beijing WFOE, the Shenzhen WFOE and Beijing Yixing. None of the Principal Holding Companies, the Company nor the HK Company has engaged in any other business and has not incurred any Liability since its formation other than any Liabilities relating to the transactions contemplated by the Transaction Documents. The Group Companies which are incorporated in the PRC and the U.S. Company are engaged in the Business and have no other business. Neither any Principal nor any other entity owned or Controlled by such Principal (other than a Group Company), is engaged in the Business or has any assets in relation to the Business (other than through an advisory, employment or consulting relationship with a Group Company).

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3.3.2  All the Control Documents have been duly executed and delivered and constitute legally binding obligations of the parties thereto in accordance with their respective terms. As a result, each of the Beijing WFOE and the Guangzhou WFOE has established effective Control over the Beijing Company and the Guangzhou Company through the Control Documents. The equity pledge by the equity holders of each of the Beijing Company and the Guangzhou Company in favor of the Beijing WFOE and the Guangzhou WFOE pursuant to the Control Documents has been registered with the China Company Registration Authority (the “Equity Pledge Registration”). As of the date of this Agreement, none of the Group Companies has received any oral or written inquiries, notifications or any other form of official correspondence from any Governmental Authority challenging or questioning the legality of enforceability of any of the Control Documents. The Equity Pledge Registration remains effective and valid, and there is no Lien held by any Person on the Equity Securities in the Beijing Company or the Guangzhou Company other than the Equity Pledge Registration.

3.3.3  To the extent permitted by applicable Laws, all Consents, Intellectual Property, assets (whether tangible or intangible), employees and Contracts material to the operation of the Group’s Business in the PRC are held, owned, employed or entered into, as the case may be, by the Beijing WFOE or the Guangzhou WFOE, except for the following, which are held, owned, employed or entered into, as the case may be, by the Beijing Company or the Guangzhou Company: (a) road test licenses; (b) vehicles that are required for maintaining road test licenses; (c) safety drivers and engineers who mainly focus on developing map related technologies; (d) Intellectual Properties that were developed by the then existing employees of the Beijing Company or the Guangzhou Company; and (e) certain Contracts with OEMs and the Mapping Service Provider (as defined below) ((a), (b), (c), (d) and (e) collectively, “Non-transferrable Items”). Other than the Non-transferrable Items above, and the items listed in Section 3.3.3 of the Disclosure Schedule, no material Consents, Intellectual Property, assets (whether tangible or intangible), employees or Material Contracts are held, owned, employed or entered into, as the case may be, by the Beijing Company or the Guangzhou Company.

3.3.4  Each Subsidiary is duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of its respective jurisdiction of formation and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing (where such concept is applicable) in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the assets, condition, business or affairs of the Group Companies, financial or otherwise.

3.3.5  There are not any outstanding options, warrants, rights (including conversion or preemptive rights), or agreements for the purchase or acquisition from the Subsidiaries of any of the Subsidiaries’ share capital or other Equity Securities.

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3.4  Authorization. Each of the Group Companies has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate actions on the part of each party (other than the Investors) to the Transaction Documents (and as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Purchased Shares, the Series D Warrants, the Warrant Shares and the Conversion Shares, have been taken or will be taken prior to the Closing. Each Transaction Document shall have been or will be on or prior to the Closing, duly executed and delivered by each party thereto (other than the Investors) and, when executed and delivered, constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5  Valid Issuance of Purchased Shares. The Purchased Shares and the Series D Preferred Shares issuable under the Series D Warrants, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, and registered in the register of members of the Company, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Transaction Documents). The Warrant Shares and Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Transaction Documents). The issuance of the Purchased Shares, the Series D Warrants, the Warrant Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6  Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (a) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (b) result in any violation of, be in conflict with, or constitute a default under, or give rise to any right of any termination, modification, or cancellation, or give rise to any augmentation or acceleration of any material obligation or liability of any Group Company (including without limitation, any Indebtedness of such Group Company), or (c) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

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3.7  Offering. Subject in part to the accuracy of the Investors’ representations set forth in Section 5 of this Agreement, the offer, sale and issuance of the Purchased Shares and the Series D Warrants are, and the issuance of the Warrant Shares and the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8	Compliance with Laws; Consents.

3.8.1  Each Group Company is, and has been, in material compliance with all applicable Laws, including all SAFE Rules and Regulations. To the Group Companies’ Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) constitutes or may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any applicable Laws, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any written notice from any Governmental Authority regarding any of the foregoing. None of the Group Companies has received any Governmental Order, is subject to any Action or, to the Group Companies’ Knowledge, is under investigation with respect to a material violation of any Law.

3.8.2  All Consents and registrations from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents and registrations from or with MOFCOM, China Company Registration Authority, SAFE, the Ministry of Industry and Information Technology, the Ministry of Culture and Tourism, the Ministry of Transport, the State Radio and Television Administration, any Tax bureau, customs authorities, the Department of Motor Vehicles of the State of California, the Public Utilities Commission of the State of California, the U.S. Department of Commerce’s Bureau of Industry and Security and the local counterparts thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), have been duly obtained or completed in accordance with all applicable Laws.

3.8.3  No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Required Governmental Consent. There is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to such Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company.

3.8.4  Each holder or beneficial owner of an Equity Security of a Group Company (each, a “Security Holder”), who is a “Domestic Resident (境内居民)” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37 or any other applicable SAFE Rules and Regulations, has complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, reporting and any other communications required by SAFE or any of its local branches. To the Group Companies’ Knowledge, no Group Company has, nor has any Security Holder, received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

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3.8.5      The receipt of all subsidies and incentives by each Group Company is in material compliance with applicable Law.

3.9	Data Security Laws.

3.9.1      Each Group Company is, and has been, in material compliance with (a) all applicable PRC and U.S. federal and state laws and regulations relating to data security, cybersecurity, and personal privacy, including, but not limited to, the PRC Cybersecurity Law (中华人民共和国网络安全法), the PRC National Security Law (中华人民共和国国家安全法), the PRC Data Security Law ( 中华人民共和国数据安全法), the PRC Personal Information Protection Law (中华人民共和国个人信息保护法), the Chinese Cyber Security Review Measures (网络安全审查办法), the Chinese Several Provisions on the Management of Automobile Data Security (Trial Implementation) (汽车数据安全管理若干规定(试行)), California Consumer Privacy Act, California Online Privacy Protection Act, California Civil Code, California Vehicle Code, California Financial Information Privacy Act, U.S. Children’s Online Privacy Protection Act, and regulatory guidelines relating thereto issued by any unit of the PRC government or U.S. federal or state government (collectively, “Data Security Laws”); and (b) all applicable PRC and U.S. Laws and regulations relating to autonomous driving.

3.9.2      To the Group Companies’ Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Group Company of, or a material failure on the part of such entity to comply with, Data Security Laws, or (b) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to Data Security Laws.

3.9.3      The Group Companies possess the licenses and permits to the extent applicable and necessary to comply with Data Security Laws relating to the collection, processing, use, storage, sharing, transferring, disclosing, and/or dissemination of data by the Group Companies in the conduct of the Business in all material respects.

3.9.4      The Group Companies have adopted policies, procedures, and controls that are consistent with reasonable industry practices and designed to ensure the compliance with Data Security Laws in all material respects.

3.9.5      To the Group Companies’ Knowledge, no Group Company, nor any director or employee of any Group Company, (a) has been, or is the subject of any current, pending, or threatened investigation, fine, injunction, rectification order, or other penalty or enforcement action by any unit of the PRC government or U.S. federal or state government with respect to material noncompliance with Data Security Laws; or (b) has received any written notice from any unit of the PRC government or U.S. federal or state government alleging any material noncompliance by any Group Company with Data Security Laws.

3.9.6       To the Group Companies’ Knowledge, no Group Company, nor any director or employee of any Group Company, has initiated any internal investigation, nor made any voluntary, directed, or involuntary disclosure in writing to any unit of the PRC government or U.S. federal or state government with respect to any alleged noncompliance by any Group Company with Data Security Laws.

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3.9.7      To the Group Companies’ Knowledge, no Group Company has experienced or suspected an incident of unauthorized access to, exfiltration, disclosure, loss, or leak of any data in such Group Company’s possession and/or control.

3.10   Litigation. There is no Action, suit, proceeding or investigation pending or, to the Group Companies’ Knowledge, currently threatened against any Group Company, or any Principal or Principal Holding Company, or that questions the validity of this Agreement or any Transaction Document, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that is likely to result, either individually or in the aggregate, in any Material Adverse Effect. To the Group Companies’ Knowledge, no Group Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no material Action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company intends to initiate.

3.11	Tax Matters.

3.11.1     All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period (taking into account for this purpose any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All Taxes owed by each Group Company (whether or not shown on any Tax Return) have been paid in full or provision for the payment thereof have been made, except for Taxes that are Permitted Liens. No deficiencies for any material Taxes have been asserted in writing by, and no written notice of any pending Action with respect to any material Taxes have been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding. Each Group Company (a) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, contractor, customer or third party and (b) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clause (a), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

3.11.2     No audit of any Tax Return of each Group Company and no formal investigation or Action with respect to any such Tax Return by any Tax authority is currently in progress or pending, and no Group Company has waived any statute of limitation with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes. Each filed Tax Return was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material aspects.

3.11.3     No claim or Action has been made by any Governmental Authority in a jurisdiction where the Group Companies does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction, and no Group Company is currently the subject of any examination or investigation. Each Group Company has, in accordance with applicable Laws and within the time limits prescribed thereby, duly registered with the relevant Tax authority for or in respect of all material Taxes and have complied in all material respects with all requirements imposed thereby.

3.11.4     No Group Company is treated for any Taxation purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the relevant statutory limitation period a branch, agency or permanent establishment in a country other than the country of its incorporation. Each Group Company is subject to Taxation only in the country of its incorporation.

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3.11.5    No Group Company has incurred any liability for Taxes outside the ordinary course of business, and each Group Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period, whether or not assessed or disputed as of the date of the applicable balance sheet. There is no pending dispute with, or written notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

3.11.6     No Group Company is responsible for the Taxes of any other Person by reason of Contract, successor or transferee liability or otherwise (other than Taxes incurred in the ordinary course of business of such Group Company).

3.11.7     All Tax credits and Tax holidays enjoyed by each of the Group Companies established under the Laws of the PRC or otherwise under applicable Laws since its establishment have been in compliance with all applicable Laws and is not and will not be subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

3.11.8     Unless otherwise provided in the Section 3.11.8 of the Disclosure Schedule, no Group Company is or has ever been a PFIC or CFC. No Group Company anticipates that it will become a PFIC or CFC for the current taxable year.

3.11.9     The Company is treated as a corporation for U.S. federal income tax purposes.

3.11.10   No Group Company has consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c) of the Code or the U.S. Treasury Regulations promulgated thereunder.

3.11.11   All related party transactions involving the Group Companies are at arm’s length in compliance with Section 482 of the Code, the U.S. Treasury Regulations promulgated thereunder, and any similar provision of state, local and non-U.S. law. Each Group Company has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the U.S. Treasury Regulations promulgated thereunder or comparable provisions under applicable non-U.S. law.

3.11.12   Section 3.11.12 of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

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3.11.13   The exercise price of all stock options to purchase Ordinary Shares is at least equal to the fair market value of the Ordinary Shares on the date such stock options were granted or repriced, and the Company has not incurred nor will it incur any liability or obligation to withhold or report taxes under Section 409A of the Code upon the vesting of any such stock options. All stock options to purchase Ordinary Shares are with respect to “service recipient stock” (as defined under U.S. Treasury Regulations Section 1.409A-1(b)(5)(iii)) of the grantor thereof.

3.12    Minute Books. The minute books of the Group Companies provided to the Investors contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all respects.

3.13    Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has been in compliance with its Charter Documents, and none of the Group Companies has violated or breached any of their respective Charter Documents. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company is correct, there has been no notice of any proceedings to rectify any such register, and to the Group Companies’ Knowledge, there are no circumstances which might lead to any application for its rectification. All documents requiring to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed.

3.14    Financial Statements. The audited balance sheet, profit statement and cash flows statement for the Group Companies for the years ended December 31, 2020 and December 31, 2019 and the unaudited balance sheet, profit statement and cash flows statement for the Group Companies for the year ended December 31, 2018 and for the nine-month period ending on the Statement Date (the financial statements referred to above, collectively, the “Financial Statements”) have been provided to the Investors. The Financial Statements (a) have been prepared in accordance with the books and records of the Group Companies, (b) fairly present in all material respects the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the Group Companies for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. There is no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies.

3.15    Material Liabilities. The Group Companies have no Liability or obligation, absolute or contingent (individually or in the aggregate) in excess of US$1,000,000, except (a) obligations and Liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (b) obligations under Contracts made in the ordinary course of business that would not be required to be reflected in the Financial Statements. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company).

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3.16    Changes. Since the Statement Date, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, and there has not been by or with respect to any Group Company:

3.16.1            any change in the assets, Liabilities, financial condition or operating results of the Group Companies, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

3.16.2            any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Companies (as such business is presently conducted and as it is proposed to be conducted);

3.16.3            any change to any Consent from Governmental Authorities held by such Group Company except for the purpose of performing any obligation under the Transaction Documents; owed to it;

3.16.4             any waiver by a Group Company of a valuable right or of a material debt

3.16.5            any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by a Group Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Group Companies (as such business is presently conducted and as it is proposed to be conducted);

3.16.6            any amendment to or waiver under any Charter Document except for the purpose of performing any obligations under the Transaction Documents;

3.16.7            any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder, or adoption of any new Benefit Plan, or made any change to any existing Benefit Plan;

3.16.8            any sale, assignment, transfer, or license of any patents, trademarks, copyrights, trade secrets, Intellectual Property or other intangible assets;

3.16.9            any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

3.16.10            any resignation or termination of employment of any officer or Key Employee, or any group of employees of any Group Company, and to the Group Companies’ Knowledge, any impending resignation or termination of employment of any such officer, Key Employee or group of employees;

3.16.11            any mortgage, pledge, transfer of a security interest in, or Lien, created, assumed or discharged by a Group Company, with respect to any of its properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Group Company’s ownership or use of such property or assets;

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3.16.12            any loans or guarantees made by a Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than reasonable and normal travel advances and other advances made in the ordinary course of its business;

3.16.13            any change in accounting methods or practices or any revaluation of any of its assets;

3.16.14            except in the ordinary course of business consistent with its past practice, entry into any closing agreement in respect of material Taxes, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

3.16.15             any commencement or settlement of any Action;

3.16.16             any transaction with any Related Party;

3.16.17            any declaration, setting aside, dividend payment or other distribution in respect of any Group Company’s share capital or other Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any of such share capital or Equity Securities by such Group Company;

3.16.18            any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company except for the purpose of performing any obligation under the Transaction Documents; or

3.16.19            any agreement or commitment by a Group Company to do any of the things described in this Section 3.16.

3.17	Agreements; Action.

3.17.1            Except for agreements explicitly contemplated hereby and by the Transaction Documents, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors and Affiliates.

3.17.2            Section 3.17.2 of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” mean, collectively, each Contract to which a Group Company, or any of their properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of US$1,000,000 in the aggregate, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) contains exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities other than the Transaction Documents, (e) involves any provisions providing for exclusivity, “change in control,” “most favored nations,” rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) involves Indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (g) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (h) involves the establishment of, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involves a sharing of profits or losses (including joint development and joint marketing Contracts), (i) is with a Governmental Authority, state-owned enterprise, OEM, sole-source supplier of any material product or service (other than utilities) or the holder of the navigation digital map production and survey license providing mapping service (“Mapping Service Provider”) to the Company, (j) is the collaboration agreement entered into by and between Toyota Motor Corporation and the Group Companies on February 5, 2020, or (k) is a Control Document.

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3.17.3            Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, and is in full force and effect and enforceable against the parties thereto, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. No Group Company, and, to the Group Companies’ Knowledge, no other party to any Material Contract, has breached, violated or defaulted under any Material Contract in any material respect or that any other party thereto intends to terminate such Material Contract.

3.17.4            There are no agreements, understandings, instruments, Contracts, proposed transactions, judgments, orders, writs or decrees to which any Group Company is a party or by which it is bound that may involve any material license of any Intellectual Property right to or from such Group Company (other than (a) non-exclusive licenses of any Group Company’s software, services, and products in the ordinary course of business, and (b) licenses to a Group Company of commercially available, “off-the-shelf” third party software, products or services).

3.17.5            No Group Company has (a) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its Equity Securities other than dividends or distributions paid to another Group Company, (b) incurred any Indebtedness for money borrowed or any other Liabilities with any Person other than another Group Company individually in excess of US$1,000,000 or, in the case of Indebtedness and/or Liabilities individually less than US$1,000,000, in excess of US$2,000,000 in the aggregate, (c) made any loans or advances to any Person other than another Group Company, other than ordinary course advances for travel expenses to its employees, or (d) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

3.17.6            For the purposes of Section 3.17.2 and Section 3.17.5, all Indebtedness, Liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

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3.17.7            There is no Action pending or threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Group Companies’ Knowledge, any officers, directors or employees of any Group Company in connection with such Person’s respective relationship with such Group Company, nor to the Group Companies’ Knowledge is there any basis for any of the foregoing. By way of example, but not by way of limitation, there are no Action pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct in any material respect its business as presently being conducted.

3.17.8            There is no side letter or similar agreement between the Company and any of its shareholders which grants any special right or privilege with respect to the Equity Securities of the Company held by such shareholder other than those granted in the Transaction Documents that has not been provided to the Investors.

3.18    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

3.18.1            Each of the Group Companies and their Affiliates, respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a United States Person and the U.K. Bribery Act. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (b) the taking of any Action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, (ii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Compliance Law; (c) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

3.18.2            No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former representatives of any Group Company are or were Public Officials.

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3.18.3            No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person, directly or indirectly.

3.18.4            If the Group Companies have beneficial owners or representatives who are known by any Group Company or Principal Holding Company to be Public Officials, no such Public Official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company or the Investors would be awarded business or that otherwise could benefit any Group Company or the Investors, or in the appointment, promotion, or compensation of persons who will make such decisions.

3.18.5            The Group Companies are and have been in compliance with (a) all Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce (including the Export Administration Regulations, “EAR”), the U.S. Department of State (including the International Traffic in Arms Regulations, “ITAR”), or the European Union (“EU”) Council (including EU Regulation (EC) No 2021/821); (b) the Laws concerning economic sanctions administered by OFAC, the U.S. Department of State, U.K. Her Majesty’s Treasury, Canada, the European Union, or the United Nations (collectively, “Sanctions”), (c) any Laws concerning the importation of merchandise, or items (including goods, technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection; and (d) the U.S. anti-boycott compliance regulations administered by the U.S. Department of Commerce (collectively, “International Trade Laws”).

3.18.6            There is no pending or, to the Group Companies’ Knowledge, threatened investigation or other proceeding relating to a Group Company, nor has any voluntary disclosure been submitted to a Governmental Authority regarding a Group Company, in each case, in connection with a possible or actual violation of International Trade Laws or Compliance Laws.

3.18.7            None of the goods, software or technology that any of the Group Companies produces, designs, tests, manufactures, fabricates, or develops in the United States is a critical technology as defined in CFIUS regulations.

3.18.8      No good, service, software, technology or technical information that a Group Company produces, designs, tests, manufactures, fabricates, develops, sells, exports, possesses, uses, or works with (i) in the United States is on the U.S. Munitions List of the ITAR; or (ii) in connection with the Business is on the List of Technologies Prohibited or Restricted from Export issued by the Ministry of Commerce and the Ministry of Science and Technology of the People’s Republic of China.      No Group Company has engaged or is engaging in activities that are subject to the ITAR.

3.18.9            Compliance programs that are reasonably designed and implemented to ensure compliance with International Trade Laws and Compliance Laws are in place with respect to all Group Companies in all material respects.

3.18.10            None of (a) any Group Company or (b) any officer, employee, director, agent, Affiliate or Person acting on behalf of any Group Company, is owned or Controlled by a Prohibited Person.

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3.18.11            The operations of each Group Company are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all United States anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”); and no Action, suit or proceeding by or before any court or Governmental Authority or body or any arbitrator involving any Group Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, threatened.

3.19	Title; Properties.

3.19.1            Each of the Group Companies has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Financial Statements, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. There are no facilities, services, assets or properties which are used in connection with the business of the Group and which are shared with any other Person that is not a Group Company.

3.19.2            No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. Section 3.19.2 of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease, the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in Section 3.19.2 of the Disclosure Schedule are true and complete. To the Group Companies’ Knowledge, the lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease in all material respects, including without limitation any Consent required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no material claim asserted or, to the Group Companies’ Knowledge, threatened by any Person regarding any Lease or the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted.

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3.20     Related Party Transactions. Except for the employment or consulting agreements with a Group Company, no Related Party or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise Controls, is indebted to any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Group Companies’ Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that employees, officers, or directors of a Group Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Group Companies in an amount not to exceed one percent (1%) of such publicly traded company’s outstanding capitalization. No Related Party or member of his or her immediate family is directly or indirectly interested in any Contract with a Group Company.

3.21	Intellectual Property Rights.

3.21.1            Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company and as contemplated to be conducted (“Company IP”) without any conflict with or infringement of the rights of any other Person. Section 3.21.1 of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

3.21.2            IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. Each of the Key Employees and the Principals has assigned and transferred to a Group Company, to the extent permitted by Law, any and all of his/her Intellectual Property related to the Business that he/she developed, conceived or reduced to practice in the course of performing services for the Group Company, and there is no outstanding fees, expenses, remuneration or payments or other consideration of whatsoever nature owing to any Key Employee or Principal or any other Person in connection therewith. No Group Company has (i) transferred or assigned any Company IP; (ii) authorized the joint ownership of, any Company IP; or (iii) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

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3.21.3            Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Group Companies’ Knowledge, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. The Group has not received any written notices from any Person challenging the ownership or use of any Company Owned IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

3.21.4            Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company, which he/she developed, conceived or reduced to practice in the course of performing services for such Group Company, are currently owned exclusively by a Group Company, to the extent permitted by applicable Law. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that (to the extent permitted by applicable Law) vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by applicable Laws. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. To the Group Companies’ Knowledge, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Group Companies’ Knowledge, none of the employees, consultants or independent contractors (including without limitation the Principals and the Key Employees), currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Person, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

3.21.5      Licenses.      Section 3.21.5 of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company Owned IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (i) agreements involving “off-the-shelf” commercially available Software, products, or services, and (ii) non-exclusive licenses granted by a Group Company in the ordinary course of business consistent with past practice. The Group Companies have paid all undisputed license and royalty fees required to be paid under the Licenses, if applicable.

3.21.6            Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard all material Company Owned IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention.

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3.21.7            Processing and Protection of Personal Data. The Group Companies have all sufficient rights, licenses, permissions, and consents required by all applicable data protection Laws to process personal data necessary for the conduct of the business of any Group Company as presently conducted. The transactions contemplated by this Agreement will not violate any privacy policy, terms of use, applicable data protection Laws or contractual obligations relating to the collection, use, sharing, transfer, export, or dissemination of any data or information in any material respect.

3.21.8            No Public Software. No Software included in any Group Company’s software, services, and products has been, is being, or will be distributed, in whole or in part, or was used, is being used or will be used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.21.9            Information Technology. Each Group Company owns or possesses appropriate licenses to use all information technology used in the conduct of the Business, which comprises all information technology required for the effective conduct of the Business as presently conducted. Such information technology is in good working order, and to the Group Companies’ Knowledge, there are, and have been, no material performance reductions or breakdowns of, or intrusions to, any information technology or loss of data. Each Group Company has in place adequate procedures reasonably designed to ensure the Business can continue without material disruption in the event of breakdown, performance reduction or loss of data relating to information technology and has, in accordance with industry practice, taken precautions reasonably designed to preserve the availability, security and integrity of its information technology and the data and information stored thereon.

3.22	Labor and Employment Matters.

3.22.1      Each Group Company has complied with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, overtime payments, working conditions, benefits, termination, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or, to the Group Companies’ Knowledge, threatened, and there has not been since the incorporation of each Group Company, any Action relating to the material violation or alleged material violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. The Group Companies have caused all of their present officers and employees to enter into standard offer letters or employment agreements with the respective Group Companies.

3.22.2            Each of the Benefit Plans of the Group Companies is and has at all times been in compliance in material respects with all applicable Laws (including without limitation, SAFE Rules and Regulations), and all contributions to, and payments for each such Benefit Plan have been timely made. Each Group Company is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

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3.22.3            There has not been, and there is not now pending or, to the Group Companies’ Knowledge, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

3.22.4      Schedule F sets forth each Key Employee, along with each such individual’s title. Each such individual has properly terminated his/her labor Contract with previous employer in accordance with applicable Laws and labor Contract and is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company.      To the Group Companies’ Knowledge, no such individual is subject to any covenant or non-compete obligation restricting him/her from working for any Group Company. No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or, to the Group Companies’ Knowledge, plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.23     Insurance. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated. Each Group Company has in full force and effect all insurance policies and bonds, with extended coverage, required under applicable Laws for the conduct of the business of such Group Company as presently conducted. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

3.24     Internal Controls. Each Group Company maintains a system of internal controls sufficient for the stage of its business to provide reasonable assurance that (a) transactions by it are executed in accordance with management’s general or specific authorization, (b) transactions by it are recorded as necessary to permit preparation of appropriate financial statements and to maintain asset accountability, (c) access to assets of it is permitted only in accordance with management’s general or specific authorization, (d) segregating duties for cash deposits, cash reconciliation, cash payment and proper approval is established, and (e) no personal assets or bank accounts of the employees, directors or officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, or officers thereof during the operation of its business.

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3.25	CFIUS.

3.25.1            The U.S. Company does not produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as defined by 31 C.F.R. § 800.215.

3.25.2            The U.S. Company does not perform functions as set forth in column 2 of appendix A to Part 800 with respect to “covered investment critical infrastructure,” as defined by 31 C.F.R. § 800.212.

3.25.3            The U.S. Company maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, as defined by 31 C.F.R. § 800.241, and is therefore considered a “TID U.S. business,” as defined in 31 C.F.R. § 800.248, for CFIUS purposes.

3.26     No Request for Redemption. None of the holders of Preferred Shares has delivered a request for redemption under the Company’s memorandum and articles of association. None of the grounds on the basis of which a holder of Preferred Shares may request redemption under the Company’s memorandum and articles of association has occurred, nor, to the best of the Company’s knowledge, no circumstance exists as would reasonably be expected to give rise to any such ground.

3.27    No Brokers. Neither (a) any Group Company nor (b) any of its Affiliates or any Related Party (on behalf of any Group Company and other than the Investors) has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.28    No Immunity. Each of the Group Companies is generally subject to civil and commercial Laws with respect to its obligations under each of this Agreement and the Ancillary Agreements to which it is a party; the execution, delivery and performance of this Agreement and the Ancillary Agreements by it constitutes private and commercial acts and neither it nor any of its assets enjoy any right of immunity from set-off, suit or execution in respect of its obligations under each of these agreements to which it is a party.

3.29     No General Solicitation. Neither any Group Company, nor, to the Group Companies’ Knowledge, any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchased Shares and the Series D Warrants.

3.30     Disclosure. Each of the Group Companies has fully provided the Investors with (a) all the information that the Investors have reasonably requested for deciding whether the Investors shall purchase the applicable Purchased Shares or the applicable Series D Warrants, and (b) all the agreements and documents in connection with implementing the transactions contemplated by any Transaction Document. No representation or warranty by any Group Company in this Agreement and no information or materials provided by any Group Company to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

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4.            Representations and Warranties of the Principals and the Principal Holding Companies. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule, each of the Principals and the Principal Holding Companies, jointly and severally, represents and warrants to the Investors that each of the statements contained in this Section 4 is true, accurate and complete as of the date of this Agreement, and that each of such statements shall be true, accurate and complete on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing.

4.1       Authorization. Each of the Principal Holding Companies and the Principals has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All corporate actions on the part of the Principal Holding Companies to the Transaction Documents (and as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, and the performance of all obligations of each of the Principals and the Principal Holding Companies, have been taken or will be taken prior to the Closing. Each Transaction Document shall have been or will be on or prior to the Closing, duly executed and delivered by the Principals and the Principal Holding Companies and, when executed and delivered, constitutes valid and legally binding obligations of such parties, enforceable against such parties in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2      Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of the Principals and the Principal Holding Companies, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each Principal or Principal Holding Company do not, and the consummation by each such party of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (a) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Principal Holding Company or Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (b) result in any violation of, be in conflict with, or constitute a default under, or give rise to any right of any termination, modification, or cancellation, or give rise to any augmentation or acceleration of any material obligation or liability of any Group Company (including without limitation, any Indebtedness of such Group Company), or (c) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

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4.3      Compliance with Laws. Each Principal has not been (a) subject to voluntary or involuntary petition under any applicable bankruptcy Laws or any applicable insolvency Laws or the appointment of a manager, receiver, or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (c) subject to any order, judgment, or decree of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.4      Non-Compete. Each Principal does not, either on his own account or through any of his Associates or Affiliates, or in conjunction with or on behalf of any other Person, carry on or are engaged, concerned or interested in directly or indirectly any business that competes with the business of any Group Company.

4.5      Holding for Own Account. Each Principal holds and has been holding, indirectly through the relevant Principal Holding Company, his or her Equity Securities in the Company solely for his or her own account, and the Equity Securities of each Principal Holding Company is held by the equity holders registered or filed on the Charter Documents of such Principal Holding Company. None of the Principals and the Principal Holding Companies is or has been holding the Equity Securities in the Company or in the Principal Holding Company (as the case may be), directly or indirectly, as a nominee or agent, or with a view to the resale or distribution of any part thereof, and the Principals do not have any present intention of selling, granting any participation in, or otherwise distributing the same.

4.6      Intellectual Property Rights. Each Principal have assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the business of the Group Companies as now conducted, which such Principal developed, conceived or reduced to practice in the course of performing services for such Group Company.

4.7      Prior Employment. Each Principal is not in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to any other Persons, including his/her former employers.

5.            Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly and with respect to itself only, that each of the statements contained in this Section 5 is true, accurate and complete as of the date of this Agreement and the date of the Closing, except that, for those representations and warranties that address matters only as of a particular date, which representations will have been true, accurate and complete in all respects as of such particular date:

5.1            Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of such Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing. Each Transaction Document will be duly executed and delivered by such Investor (to the extent such Investor is a party) on or prior to the Closing, enforceable against such Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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5.2       Purchase for Own Account. The Purchased Shares and the Series D Warrants being purchased by such Investor and the Conversion Shares thereof will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.3      Status of Investor. Such Investor is either (a) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (b) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Purchased Shares and the Series D Warrants and can bear the economic risk of its investment in the Purchased Shares and the Series D Warrants.

5.4      Restricted Securities. Such Investor understands that the Purchased Shares and the Series D Warrants being purchased by such Investor and the Conversion Shares thereof are restricted securities within the meaning of Rule 144 under the Securities Act; that the Purchased Shares, the Series D Warrants and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.5      No Brokers. Neither such Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.6       Sufficiency of Funds. At the applicable Closing, such Investor shall have all funds necessary to consummate the transactions contemplated hereby to take place at such Closing and pay its portion of the Purchase Price. At the applicable Closing, such funds will be readily available in United States dollars for immediate payment without further approval required by any corporate body, third party or Governmental Authority on the date of payment of such Purchase Price.

6.            Conditions of the Investors’ Obligations at the Closing. The obligations of each Investor to consummate the applicable Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Investor on or prior to the applicable Closing, or waiver by such Investor in writing, of the following conditions:

6.1       Representations and Warranties. Each of the representations and warranties of the Group Companies contained in Section 3 and each of the representations and warranties of the Principals and Principal Holding Companies contained in Section 4 shall have been true, accurate and complete in all respects when made and (other than the representations and warranties contained in Sections 3.1 through 3.6 and 4, which shall be true, accurate and complete in all respects on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of the applicable Closing) shall be true, accurate and complete in all material respects on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of the applicable Closing, except in either case: (a) for those representations and warranties that address matters only as of a particular date, which representations will have been true, accurate and complete in all respect as of such particular date; and (b) for those representations and warranties that have already been subject to any materiality qualifier, such representations and warranties shall have been true, accurate and complete in all respects when made and on and as of the applicable Closing.

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6.2       Performance. Each of the Group Companies, Principals, and Principal Holding Companies shall have performed and complied with all obligations and conditions in all material aspects contained in the Transaction Documents that are required to be performed or complied with by it, on or before the applicable Closing.

6.3       No Prohibition; Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company, Principal and Principal Holding Company in connection with the execution of the Transaction Documents and the consummation of the transactions that are required to be consummated on or prior to the applicable Closing as contemplated by the Transaction Documents shall have been duly obtained and effective as of the applicable Closing, and evidence thereof shall have been delivered to such Investor.

6.4       Proceedings and Documents. All corporate and other proceedings in connection with the execution of the Transaction Documents by all parties thereto other than such Investor and the transactions to be completed at or before the applicable Closing and all documents incident thereto, including without limitation the written consent of the board of the Company and the written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to such Investor, and such Investor shall have received all such counterpart copies of such documents as it may reasonably request.

6.5      Memorandum and Articles. The Memorandum and Articles, in the forms attached together hereto as Exhibit A, shall have been duly adopted by all necessary actions of the Board of Directors and the members of the Company, and such adoption shall have become effective prior to the applicable Closing with no alternation or amendment as of the applicable Closing, and reasonable evidence thereof shall have been delivered to such Investor.

6.6       Transaction Documents. Each of the parties to the Transaction Documents, other than such Investor, shall have executed and delivered such Transaction Documents to such Investor; provided that, if the applicable Closing occurs after the China-UAE Closing, in addition to the delivery of a copy of the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement duly executed by each of the parties thereto, Schedule H (List of Series D Investors) and Schedule I (Address for Notices) to the Shareholders Agreement and Schedule B-8 (List of Series D Investors) and Schedule C (Address for Notices) to the Right of First Refusal & Co-Sale Agreement shall have been updated to reflect such Investor purchasing the Series D Preferred Shares and its addresses for notices, as applicable.

6.7      No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.8      Closing Certificate. The chief executive officer of the Company shall have executed and delivered to such Investor at the applicable Closing a certificate dated as of the applicable Closing stating that the conditions specified in Sections 6.1 to 6.7 have been fulfilled as of the Closing.

6.9	Additional Closing Conditions.

6.9.1            Simultaneous Closing. With respect to each of Carlyle USD Entity and Carlyle RMB Entity only, the closing of investment of US$100,000,000 by one (1) or more other investors in the Company for subscription of the Series D Preferred Shares and/or the purchase of the warrant to purchase the Series D Preferred Shares (for the avoidance of doubt, excluding the China-UAE Warrant) shall occur prior to or simultaneously with the Closing with respect to Carlyle USD Entity or Carlyle RMB Entity, as applicable.

6.9.2            Escrow Account. With respect to Carlyle RMB Entity only, (a) the Escrow Agreement shall have been entered into by parties thereto and (b) the escrow account for receipt of the loan amount of the Carlyle RMB Entity pursuant to its RMB Loan Agreement and the Escrow Agreement shall have been opened.

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7.            Conditions of the Company’s Obligations at Closing. The obligations of the Company to issue and sell the relevant Purchased Shares and/or the relevant Series D Warrant to an Investor at the applicable Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the applicable Closing of each of the following conditions:

7.1      Representations and Warranties. The representations and warranties of such Investor contained in Section 5 shall have been true and complete in all material aspects as of the date hereof and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of the applicable Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true and complete as of such particular date.

7.2      Performance. Such Investor shall have performed and complied with all covenants, obligations and conditions in all material aspects contained in the Transaction Documents that are required to be performed or complied with by such Investor on or before the Closing, and, if such Investor has entered into the RMB Loan Agreement with the Company’s Subsidiary, the obligations of such Investor that are required to be performed at or prior to the Closing under such RMB Loan Agreement shall have been completed.

7.3      Transaction Documents. Such Investor shall have executed and delivered to the Company the Transaction Documents that are required to be executed by it on or prior to the applicable Closing; provided that, if the Closing occurs after the China-UAE Closing, in lieu of such Investor’s execution and delivery of the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement, such Investor shall have executed and delivered to the Company the SHA Joinder Agreement and ROFR Joinder Agreement.

8.	Other Agreements.

8.1      Compliance with US Laws. Each of the Group Companies shall, and the Principal Holding Companies and the Principals shall procure each of the Group Companies to, maintain practices and policies designed to ensure compliance with all applicable Laws, including the California Vehicle Code and the California Adopted Regulations for Testing of Autonomous Vehicles by Manufacturers.

8.2      Adoption of Memorandum and Articles. The Memorandum and Articles and the special resolution of the members of the Company approving the adoption of the Memorandum and Articles shall be duly filed by the Company with the Registrar of Companies of the Cayman Islands within fifteen (15) days after the China-UAE Closing.

8.3      Intellectual Property Protection. The Group Companies shall take all reasonable steps to protect their respective material Intellectual Property rights and refrain from intentionally violating, infringing or misappropriating the Intellectual Property of others, including without limitation (a) registering their respective material patents, trademarks, brand names, domain names and copyrights and obtaining the Intellectual Property rights granted by the competent authorities, and use reasonable best efforts to prosecute, maintain, and defend the validity of all such material IPs, (b) requiring each employee and consultant of each Group Company to enter into an employment agreement, a confidential information and intellectual property assignment agreement and a non-competition and non-solicitation agreement requiring such Persons to protect and keep confidential such Group Company’s confidential information, Intellectual Property and trade secrets, prohibiting such Persons from competing with such Group Company for a reasonable time after their termination of employment with any Group Company, and requiring such Persons to assign all ownership rights in their work product to such Group Company, (c) requiring service providers of the Group Companies to delete or return all materials when their services to the Group are finished or terminated. Notwithstanding the foregoing, each Principal shall waive his rights to any reward or remuneration for his service inventions or service technology achievements voluntarily under PRC Laws or the Group Companies’ policies.

8.4      Anti-Corruption Laws. Each of the Group Companies shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their Representatives to promise, at any time authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Public Official, in each case, in violation of the FCPA, the U.K. Bribery Act, the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the PRC Interim Provisions on Prohibition of Commercial Bribery, or any other applicable anti-bribery or anti-corruption Laws (collectively, the “Anti-Corruption Laws”). Each of the Group Companies shall and shall cause each of its Subsidiaries, Affiliates and Representatives to cease all of its or their respective activities, as well as remediate any actions taken by each of the Group Companies and any of its Subsidiaries, Affiliates or Representatives that may be considered to be in violation of the Anti-Corruption Laws. Further, each of the Group Companies shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of policies, procedures and internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the Anti-Corruption Laws.

8.5	Compliance with Laws and Performance of Contracts.

8.5.1            Each of the Group Companies shall, and the Principal Holding Companies and the Principals shall cause each of the Group Companies to, comply with all applicable Laws in all material aspects, including but not limited to Data Security Laws, the California Vehicle Code, the California Adopted Regulations for Testing of Autonomous Vehicles by Manufacturers, any requirements for filing, renewal or keeping validity of Required Governmental Consents, applicable PRC and U.S. Laws regarding corporate governance, surveying and mapping, road testing, software, advertisement, Intellectual Property, anti-monopoly and competition, taxation, cybersecurity and data protection, foreign investments, corporate registration and filing, import, economic sanctions and export controls, customs administration, foreign exchange, telecommunications and artificial intelligence, labor and social welfare and benefit (including housing fund contribution), taxation, International Trade Laws, and applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all U.S. anti-money laundering Laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”). The Group Companies shall duly and promptly obtain all the necessary permits and licenses in a proper way required by Laws in the event that such permits and licenses are required during their conduct of Business.

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8.6	Data Security Laws.

8.6.1            The Group Companies shall maintain policies, procedures, and controls that are consistent with the reasonable industry practices and designed to ensure compliance with Data Security Laws in all material respects. The Group Companies shall use reasonable best efforts to prevent unauthorized access to, exfiltration, disclosure, loss, or leak of any data in their possession and/or control.

8.6.2            Within thirty (30) calendar days of the Closing, the Company shall have established a formal governance committee with respect to each Group Company’s compliance with Data Security Laws. The committee shall meet regularly and shall be composed of competent, qualified, management-level employees, including the Company’s Data Security Officer, General Counsel, and Chief Technology Officer, and shall operate under a written charter setting forth the committee’s mission, authority, responsibilities, composition, meeting frequency, and such other items as are appropriate for a committee charter. The committee shall report to the Company’s Board of Directors on a regular basis.

8.6.3            Within sixty (60) calendar days of Closing, the Company shall have (a) conducted one or more in-depth employee training sessions on the topic of compliance with Data Security Laws, which is mandatory for all employees who may handle or otherwise come into possession of sensitive or potentially sensitive data; and (b) developed a formal compliance training program for recurring, effective compliance training on the topic of compliance with Data Security Laws. Employee attendance shall be recorded and retained for all training sessions.

8.6.4            The Company shall promptly notify and disclose to the Investors, to the extent that it relates to Data Security Law and such disclosure is not otherwise prohibited by applicable Law (including but not limited to the confidentiality requirements on state secrets and certain investigations, and the restrictions on the cross-border provision or access of personal information, important data and other protected data), (i) any material legal proceeding commenced (including, but not limited to, litigation, mediation, or arbitration); (ii) any allegation of material noncompliance or material breach of Data Security Laws; and (iii) any finding of an actual material breach of Data Security Laws. The Group Companies shall retain, and maintain retention of, the services of one or more qualified and reputable PRC law firm and U.S. law firm with sufficient expertise and experience to advise and assist with respect to compliance with Data Security Laws.

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8.7            Sanctions Compliance. None of the Group Companies shall directly or indirectly engage in transactions or dealings with any Governmental Authority, agent, representative or resident, domicile or national of, or any entity based, located or resident in any of the following countries and regions: Crimea, Cuba, Iran, Syria, the Democratic People’s Republic of Korea, Venezuela or any other country or region sanctioned by OFAC. Each of the Group Companies shall, and the Principal Holding Companies and the Principals shall procure each of the Group Companies to, thoroughly assess its risks relating to Sanctions on a periodic basis and, as soon as practicable within six (6) months after the Closing, adopt and implement measures to ensure its compliance with Sanctions and other related Laws, including written internal policies consistent with the expectations of the relevant Governmental Authorities and industry standards and internal procedures, controls and protocols with respect to the screening of prospective business partners, employees and other counterparties for Prohibited Persons, and provide documentary evidence thereof to the Investors.

8.8            Business Realignment. To the extent permitted by applicable Laws, the Group Companies, the Principals and the Principal Holding Companies shall use commercially reasonable efforts to timely cause the Beijing WFOE and the Guangzhou WFOE to apply for and obtain all Consents necessary for the operation of the Group’s Business in the PRC currently operated by the Beijing Company and the Guangzhou Company, and cause all Intellectual Property, assets (whether tangible or intangible), employees and Contracts held, owned, employed or entered into, as the case may be, by the Beijing Company or the Guangzhou Company that were not practicable to be transferred prior to the Closing to be transferred to the Beijing WFOE and the Guangzhou WFOE, respectively. Other than the Non-transferrable Items, the Beijing Company and the Guangzhou Company shall only hold, own, employ or enter into, as the case may be, the minimum amount or number of Intellectual Property, assets (whether tangible or intangible), employees and Contracts in order to meet requirements under applicable Laws. In the event that the Company reasonably believes that it is in the best interest of the Group Companies to have the Beijing Company or the Guangzhou Company hold, own, employ or enter into, as the case may be, any additional Intellectual Property, assets (whether tangible or intangible), employees or Contracts that are material to the operations of any Group Company, then the internal reorganization to transfer such ownership to the Beijing Company or the Guangzhou Company shall be approved by the Board prior thereto.

8.9            Export Regulation. Each Group Company agrees that it will not: (a) export or re-export, directly or indirectly, any technology (as defined by the EAR) or technologies (as defined in the List of Technologies Prohibited or Restricted from Export issued by the Ministry of Commerce and the Ministry of Science and Technology of the People’s Republic of China) or any items (including technology, services, and software) in violation of International Trade Laws; or (b) disclose such technology for use in, or export or re-export directly or indirectly, any direct product of such technology, including Software, to any destination to which such export or re-export is prohibited by any applicable law, without obtaining prior authorization from relevant authorities and other competent Governmental Authorities to the extent required by applicable Laws. The Company shall (i)  stay abreast of changes in export regulation laws; (ii) maintain a plan for responding to potential future restrictions on the export of its technology from the United States or the PRC; and (iii) use commercially reasonable endeavors to obtain any action by a Governmental Authority necessary to minimize the effect on its business and take action and make arrangements to, as appropriate, preserve the Company’s interests in the event that stricter export regulations are imposed on items used in the Group’s Business in accordance with such plan in (ii) above.

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8.10            Retention of Key Employees. Each Group Company shall, and the Principal Holding Companies and the Principals shall cause each of the Group Companies to, use commercially reasonable efforts to retain Key Employees, including performing the review of Benefit Plan annually to provide competitive employee benefits compared to market standard.

8.11            Reservation of Conversion Shares and Warrant Shares. The Company covenants to at all times reserve sufficient Class A Ordinary Shares for issuance upon conversion of all Purchased Shares under the Transaction Documents and all Series D Preferred Shares issuable upon the exercise of the Series D Warrants and sufficient Series D Preferred Shares for issuance upon the exercise of the Series D Warrants; or, if the reservation is insufficient, the Group Companies shall take all actions necessary to authorize such additional Class A Ordinary Shares and Series D Preferred Shares.

8.12            Subsidies and Incentives. Each of the Beijing WFOE, the Beijing Company, the Guangzhou WFOE and the Guangzhou Company shall use its commercially reasonable efforts to maintain its eligibility for the subsidies and incentives for which it is currently eligible.

8.13            Equity Holders of the Beijing Company and the Guangzhou Company. If an equity holder of, or beneficial owner of equity interests in, the Beijing Company or the Guangzhou Company ceases to be an employee of the Group, each of the Principal Holding Companies, the Principals and the Group Companies shall procure such equity holder or such equity holder holding the equity interests of such beneficial owner to transfer, as soon as practicable and in any event within sixty (60) days thereafter, all of his equity interests in the Beijing Company or the Guangzhou Company, as applicable, to an employee of the Group designated by the Beijing WFOE or the Guangzhou WFOE, as applicable, who is a PRC citizen.

8.14            Further Assurances. Upon the terms and subject to the conditions herein, each Party hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done all things, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents; provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

9.	Executory Period Covenants.

9.1            Access. Between the date hereof and the Closing, the Group Companies shall, and the Principals and the Principal Holding Companies shall cause the Group Companies to, permit each Investor, or any representative thereof, to (a) visit and inspect the properties of the Group Companies, (b) inspect the Contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Investor reasonably request, in such a manner so as not to unreasonably interfere with their normal operations.

9.2            Covenants. Between the date hereof and the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents, each of the Group Companies shall (and the Principals and the Principal Holding Companies shall cause each Group Company to) (a) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable Laws and Contracts, (b) pay or perform its debts, Taxes, and other obligations when due, (c) maintain its assets in a condition comparable to its current condition, reasonable wear, tear and depreciation excepted, (d) use best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to each Investor concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary, to consummate the transactions contemplated by the Transaction Documents promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of each Investor to be satisfied.

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9.3            Negative Covenants. Between the date hereof and the Closing, except as the Investors otherwise agree in writing or the transactions contemplated under the Transaction Documents and the China-UAE SPA (including any sale and issuance of subsequent shares and subsequent warrants at closing or additional closings contemplated therein), none of the Group Companies shall (and the Principals or the Principal Holding Companies shall not permit any of the Group Companies to) (a) take any action that would make any representation and warranty of the Group Companies, the Principals or the Principal Holding Companies untrue, inaccurate or incomplete prior to or at the Closing, (b) waive, release or assign any material right or claim, (c) take any action that would reasonably be expected to materially impair the value of the Group Companies, (d) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (e) issue, sell, or grant any Equity Securities unless otherwise pursuant to the Transaction Documents, (f) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Securities, (g) incur any Indebtedness for borrowed money or capital lease commitments or assume or guarantee any Indebtedness of any Person, (h) enter into any Contract or other transaction with any Related Party unless otherwise pursuant to the Transaction Documents, or (i) authorize, approve or agree to any of the foregoing.

9.4            Information. Between the date hereof and the Closing, the Group Companies, the Principals and the Principal Holding Companies shall promptly notify the Investors of (a) any Action commenced or threatened in writing against any Group Company; (b) any fact or event which comes to the Group Companies’ Knowledge, or the Principals’ or the Principal Holding Companies’ knowledge, and is in any way inconsistent with any of the representations and warranties in this Agreement; and (c) any fact or event which comes to the Group Companies’ Knowledge, or to the Principals’ and the Principal Holding Companies’ knowledge, and might affect the willingness of a prudent investor to subscribe the Purchased Shares and the Series D Warrants on the terms contained in this Agreement or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares and the Series D Warrants.

10.            Termination. This Agreement may be terminated by the Company or any Investor on or after the later of (a) ninety (90) days after the date of execution of this Agreement, and (b) another date mutually agreed upon by the Company and such Investor by written notice to the other Parties, if the Closing has not occurred on or prior to such date; provided that (i) the Company’s termination right under this Section 10 shall be conditional upon the fact that the Group Companies, the Principals and the Principal Holding Companies have not materially breached their respective representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of any Group Company, Principal or Principal Holding Company; (ii) each Investor’s termination rights under this Section 10 shall be conditional upon the fact that such Investor has not materially breached its representations, warranties or covenants hereunder and the failure of the Closing is not due to the fault of such Investor. The termination of this Agreement by any Investor pursuant to this Section 10 shall not impact the rights and obligations of any other Investor under this Agreement until the termination of this Agreement by such other Investor. Upon termination of this Agreement under this Section 10, this Agreement shall forthwith become wholly void and of no effect and the Parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that (x) nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination and (y) Sections 1 and 12 (other than Sections 12.5 and 12.8) shall survive such termination.

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11.	Indemnity.

11.1	Scope of Indemnity.

11.1.1            The Group Companies covenant and agree jointly and severally to indemnify and hold harmless each Indemnitees, from and against any and all Indemnifiable Losses, as incurred, insofar as such Indemnifiable Losses arise out of or are based upon: (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by any Group Company in any Transaction Documents, or (b) the failure of any Group Company to perform or observe fully any covenant, agreement or other provision to be performed or observed by it pursuant to any Transaction Documents.

11.1.2            The Principals and the Principal Holding Companies covenant and agree jointly and severally to indemnify and hold harmless each Indemnitees, from and against any and all Indemnifiable Losses, as incurred, insofar as such Indemnifiable Losses arise out of or are based upon: (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by any Principal or Principal Holding Company in any Transaction Documents, or (b) the failure of any Principal or Principal Holding Company to perform or observe fully any covenant, agreement or other provision to be performed or observed by it pursuant to any Transaction Documents.

11.1.3            Subject to Sections 11.1.4 and 11.3, (a) no Group Company, Principal or Principal Holding Company shall be liable for any Indemnifiable Losses arising from breach of this Agreement unless the aggregate amount of accumulated Indemnifiable Losses exceeds US$200,000, whether such accumulated Indemnifiable Losses are attributed to single claim or series of claims; provided, that once the aggregate amount of accumulated Indemnifiable Losses exceeds US$200,000, the Indemnitees shall be indemnified from the first dollar of their Indemnifiable Losses, (b) the maximum liability for the Group Companies, the Principals and the Principal Holding Companies owed to any Investor arising from breach of this Agreement shall not exceed an amount equal to 100% of the Purchase Price paid by such Investor, and (c) each Principal’s liability shall be limited to the equity interest in the Company directly and indirectly held or Controlled by such Principal as of the enforcement of such claim.

11.1.4            In case of fraud, intentional misrepresentation or willful misconduct by any Group Company, Principal or Principal Holding Company, the indemnification limitations as provided under Section 11.1.3 shall no longer apply with respect to such Group Company, Principal or Principal Holding Company. In case of fraud, intentional misrepresentation or willful misconduct by any Principal or Principal Holding Company, such Principal and his Principal Holding Company covenant and agree jointly and severally to indemnify with the Group Companies Indemnifiable Losses mentioned in Section 11.1.1 that arise out of or are based upon the fraud, intentional misrepresentation or willful misconduct by Principal or Principal Holding Company.

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11.2            For the avoidance of doubt, the rights of any Indemnitee to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Indemnitee may have acquired, or could have acquired, whether before or after the Closing, nor by any investigation or diligence by the Indemnitee other than the knowledge acquired by disclosures in the Disclosure Schedule. The Group Companies, Principals and Principal Holding Companies hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Investor, and regardless of the results of any such investigation, the Investor has entered into this transaction in express reliance upon the representations and warranties of the Group Companies, Principals and Principal Holding Companies made in this Agreement.

11.3            Exception. For the avoidance of doubt, the liabilities of the Group Companies in case of any breach of any representation or warranty under Section 3.9, 3.18 or 3.25 shall not be subject to the indemnification limitations under Section 11.1.3.

11.4            Exclusive Remedy. Other than each Indemnitee’s remedy of specific performance and injunctive and other equitable relief it may be entitled in accordance with applicable Laws, from and after the Closing, Section 11 shall provide the exclusive monetary remedy for any misrepresentation or breach of warranty resulting from or arising out of this Agreement and other Transaction Documents for such Indemnitee. For the avoidance of doubt, this Section 11.4 does not apply to or restrict any remedy for breach of any covenant or undertaking under this Agreement or other Transaction Document.

12.	Miscellaneous.

12.1            Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may be assigned or transferred by any Investor to any Affiliate without the consent of any Party but may not be assigned or transferred by any Group Company, Principal or Principal Holding Company without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement (including with respect to indemnification of Indemnitees pursuant to Section 11.1.1 to 11.2).

12.2            Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

12.3            Dispute Resolution.

12.3.1            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other parties thereto.

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12.3.2            The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators, all of whom shall be qualified to practice law in Hong Kong.

12.3.3            The arbitral proceedings shall be conducted in both Chinese and English and all information and documents can be provided to the arbitral tribunal in English or Chinese with equal legal validity. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 12.3, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 12.3 shall prevail.

12.3.4            Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party receiving the request and except for any information and documents subject to legal professional privilege.

12.3.5            The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

12.3.6            The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

12.3.7            Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

12.3.8            During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

12.4            Notices. Any notice, request, consent or other communication required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule G (or at such other address or number as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice, request, consent or other communication is sent by next-day or second-day courier service, service of the notice, request, consent or other communication shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, request, consent or other communication, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused) and (b) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice, request, consent or other communication is sent by fax or electronic mail, service of the notice, request, consent or other communication shall be deemed to be effected by properly addressing, and sending such notice, request, consent or other communication through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

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12.5            Survival of Representations, Warranties and Covenants. The representations and warranties of the Group Companies contained in this Agreement shall survive for a period of twenty-four (24) months after the Closing; provided, however, that the representations and warranties made pursuant to Section 3.1 to Section 3.6 shall survive indefinitely and the representations and warranties made pursuant to Sections 3.9, 3.11, 3.18 and 3.25 shall survive for the applicable statutory limitation period. The representations and warranties of the Principal Holding Companies and Principals contained in this Agreement shall survive indefinitely. Notwithstanding the foregoing, in case of fraud, intentional misrepresentation or willful misconduct of any of the Group Companies in connection with any of the representations and warranties made by it under Section 3 hereof, such representations and warranties shall survive the Closing indefinitely. The covenants of the Group Companies, the Principals and the Principal Holding Companies contained in this Agreement shall survive any investigation made by any Party hereto, and the consummation of the transactions contemplated hereby.

12.6            Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at laws or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

12.7            Fees and Expenses. Each Party shall be responsible for and pay its own fees, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel. If any Action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

12.8            Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Company agrees to indemnify and to hold harmless the Investors from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, employees, or representatives is responsible.

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12.9            Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

12.10            Amendments and Waivers. Any term of this Agreement (except for The Schedule B (Investors), Schedule C (Investment Particulars) and Schedule G (Notices) which may be updated by the Company from time to time according to Section 12.21) may be amended, only with the written consent of the Company and each Investor. For the avoidance of doubt, prior to the Carlyle RMB Entity becoming a party to this Agreement, any term of this Agreement (including any schedules and exhibits hereto) relating to the Carlyle RMB Entity shall not be amended unless with the prior written consent of the Carlyle USD Entity. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, (a) the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought, and (b) any amendment to this Agreement that affects one Investor but not any other Investor shall only require the written consent of such affected Investor and the Company.

12.11            No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

12.12            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, and any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.13            No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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12.14            Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (a) the term “or” is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (d) the term “including” will be deemed to be followed by, “but not limited to,” (e) the masculine, feminine, and neuter genders will each be deemed to include the others; (f) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (g) the term “day” means “calendar day,” and “month” means calendar month, (h) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (i) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (j) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (k) references to laws include any such law modifying, re- enacting, extending or made pursuant to the same or which is modified, re- enacted, or extended by the same or pursuant to which the same is made, (l) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (m) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (n) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (o) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented, superseded, replaced or novated from time to time, and (p) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

12.15            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.16            Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

12.17            Aggregation of Stock. All Preferred Shares held or acquired by any Person and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

12.18            Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

51	Share and Warrant Purchase Agreement

12.19            Independent Nature of Investors’ Obligations and Rights. The purchase and sale of the Purchased Shares and the Series D Warrants by each of the Investors as set forth in this Agreement shall be a separate and independent transaction, and may be consummated or terminated separately and severally in accordance with the terms of this Agreement. The obligations of each Investor under this Agreement and the other Transaction Documents are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

12.20            Confidentiality. Section 12.6 (Confidentiality) of the Shareholders Agreement shall apply to this Agreement mutatis mutandis.

12.21            Additional Investor. Carlyle RMB Entity may become a party to this Agreement and have the rights and obligations hereunder by executing and delivering to the Company its counterpart signature page to this Agreement. Carlyle RMB Entity may become a party to the related Transaction Documents, and have the rights and obligations thereunder, by executing and delivering to the Company the executed Joinder Agreements. Additional Investors may become a party to this Agreement and the related Transaction Documents, and have the rights and obligations hereunder and thereunder, by executing and delivering to the Company such purchaser’s counterpart signature pages and/or such purchaser’s deed of adherence or joinder agreement (as applicable) to this Agreement and the related Transaction Documents, including but not limited to the deed of adherence to this Agreement in substantially the form and substance attached hereto as Exhibit G and the Joinder Agreements. The Schedule B (Investors), Schedule C (Investment Particulars) and Schedule G (Notices) of this Agreement may be unilaterally amended by the Company to include each additional Investor and to reflect the number of Purchased Shares or the Series D Warrants sold to such Investor.

[The remainder of this page has been left intentionally blank]

52	Share and Warrant Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

PONY AI INC.

By:	/s/ Jun Peng
Name:	Jun Peng
Title:	Director

PONY.AI, INC.

By:	/s/ Jun Peng
Name:	Jun Peng
Title:	Director

HONGKONG PONY AI LIMITED

By:	/s/ Jun Peng
Name:	Jun Peng
Title:	Director

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

GUANGZHOU PONY AI TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU PONY AI TECHNOLOGY CO., LTD.

By:	/s/ Luyi Mo
Name:	Luyi Mo
Title:	Legal Representative

GUANGZHOU PONY HUIXING TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU PONY HUIXING TECHNOLOGY CO., LTD.

By:	/s/ Luyi Mo
Name:	Luyi Mo
Title:	Legal Representative

GUANGZHOU BIBI TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU BIBI TECHNOLOGY CO., LTD.

By:	/s/ Luyi Mo
Name:	Luyi Mo
Title:	Legal Representative

GUANGZHOU PONY YIXING TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU PONY YIXING TECHNOLOGY CO., LTD.

By:	/s/ Luyi Mo
Name:	Luyi Mo
Title:	Legal Representative

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

BEIJING PONY HUIXING TECHNOLOGY CO., LTD. Company seal: /s/ BEIJING PONY HUIXING TECHNOLOGY CO., LTD.

By:	/s/ Hengyu Li
Name:	Hengyu Li
Title:	Legal Representative

BEIJING PONY AI TECHNOLOGY CO., LTD. Company seal: /s/ BEIJING PONY AI TECHNOLOGY CO., LTD.

By:	/s/ Ning Zhang
Name:	Ning Zhang
Title:	Legal Representative

BEIJING PONY YIXING TECHNOLOGY CO., LTD. Company seal: /s/ BEIJING PONY YIXING TECHNOLOGY CO., LTD.

By:	/s/ Ning Zhang
Name:	Ning Zhang
Title:	Legal Representative

JIANGSU HEIMAI DATA TECHNOLOGY CO., LTD. Company seal: /s/ JIANGSU HEIMAI DATA TECHNOLOGY CO., LTD.

By:	/s/ Ning Zhang
Name:	Ning Zhang
Title:	Legal Representative

SHANGHAI PONY YIXING TECHNOLOGY CO., LTD. Company seal: /s/ SHANGHAI PONY YIXING TECHNOLOGY CO., LTD.

By:	/s/ Haojun Wang
Name:	Haojun Wang
Title:	Legal Representative

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:

BEIJING PONY ZHIKA TECHNOLOGY CO., LTD. Company seal: /s/ BEIJING PONY ZHIKA TECHNOLOGY CO., LTD.

By:	/s/ Hengyu Li
Name:	Hengyu Li
Title:	Legal Representative

BEIJING PONY RUIXING TECHNOLOGY CO., LTD. Company seal: /s/ BEIJING PONY RUIXING TECHNOLOGY CO., LTD.

By:	/s/ Ning Zhang
Name:	Ning Zhang
Title:	Legal Representative

GUANGZHOU PONY ZHIKA TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU PONY ZHIKA TECHNOLOGY CO., LTD.

By:	/s/ Hengyu Li
Name:	Hengyu Li
Title:	Legal Representative

GUANGZHOU PONY ZHIHUI LOGISTICS TECHNOLOGY CO., LTD. Company seal: /s/ GUANGZHOU PONY ZHIHUI LOGISTICS TECHNOLOGY CO., LTD.

By:	/s/ Xing He
Name:	Xing He
Title:	Legal Representative

SHENZHEN PONY YIXING TECHNOLOGY CO., LTD. Company seal: /s/ SHENZHEN PONY YIXING TECHNOLOGY CO., LTD.

By:	/s/ Luyi Mo
Name:	Luyi Mo
Title:	Legal Representative

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS AND PRINCIPAL HOLDING COMPNIES:

JUN PENG

/s/ Jun Peng

TIANCHENG LOU

/s/ TIANCHENG LOU

IWAY LLC

By:	/s/ TIANCHENG LOU
Name:	TIANCHENG LOU
Title:	Director

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS AND PRINCIPAL HOLDING COMPNIES:

HENGYU LI

/s/ HENGYU LI

FREE PONY LIMITED

By:	/s/ HENGYU LI
Name:	HENGYU LI
Title:	Director

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Hainan Kaibeixin Investment Limited Partnership
Company seal: /s/ Hainan Kaibeixin Investment Limited Partnership

By:	/s/ Dennis Wang
Name: Dennis Wang
Title: Authorized Signatory

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Evodia Investments

By:	/s/ Kshitish Ballah
Name:	Kshitish Ballah
Title:	Director

[Signature Page to Series D Preferred Share and Warrant Purchase Agreement – Pony AI Inc.]

SCHEDULE A

[************]

SCHEDULE B

[************]

SCHEDULE C

[************]

SCHEDULE D

[************]

SCHEDULE E

[************]

SCHEDULE F

[************]

SCHEDULE G

[************]

EXHIBIT A

FORM OF SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION AND SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

[separately attached]

EXHIBIT B

FORM OF SIXTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

[separately attached]

EXHIBIT C

FORM OF SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL & CO-SALE AGREEMENT

[separately attached]

EXHIBIT D

FORM OF SERIES D WARRANTS

[separately attached]

EXHIBIT E

FORM OF SHA JOINDER AGREEMENT

[separately attached]

EXHIBIT F

FORM OF ROFR JOINDER AGREEMENT

[separately attached]

EXHIBIT G

FORM OF SPA DEED OF ADHERENCE

[separately attached]

EXHIBIT H

FORM OF RMB LOAN AGREEMENT

[separately attached]